Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

CANTON, MA, (March 15, 2012) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the fourth quarter and fiscal year ended January 28, 2012 (“fiscal 2011”).

Fourth Quarter Highlights (4QFY11 vs. 4QFY10)

•	Comparable sales increased 0.8% and total sales of $111.5 million were flat to last year.

•	Gross margin decreased 70 basis points to 44.7%.

•	Net income increased to $33.5 million, or $0.70 per diluted share, from net income of $5.3 million, or $0.11 per diluted share. Included in net income are two one-time, non-cash transactions:

•	The Company reversed a significant portion of its valuation allowance, which resulted in a non-recurring income tax benefit of $42.5 million, or $0.88 per diluted share.

•	The Company recorded a partial, non-cash impairment charge of $23.1 million, or $0.29 per diluted share, after tax, against the “Casual Male” trademark.

•

Adjusted Net Income for the fourth quarter of fiscal 2011, excluding the impact of the non-recurring tax valuation allowance and the impairment charge, was $5.0 million, or $0.10 per diluted share, compared to net income of $5.3 million, or $0.11 per diluted share, in fiscal 2010. See the Non-GAAP table below for a complete reconciliation of non-GAAP Adjusted Net Income and to GAAP earnings per share.

Fiscal 2011 Highlights (FY11 vs. FY10)

•	Comparable sales increased 2.1% and total sales increased 1.0% to $397.7 million.

•	Gross margin improved 40 basis points to 46.2%.

•	Net income increased to $42.7 million, or $0.89 per diluted share, from $15.4 million, or $0.32 per diluted share last year.

•	Includes a non-recurring income tax benefit of $42.5 million, or $0.88 per diluted share, as discussed above.

•	Includes an impairment charge on the “Casual Male” trademark of $23.1 million, or $0.29 per diluted share, after tax, as discussed above.

•

Adjusted Net Income for fiscal 2011, excluding the impairment charge and the non-recurring reversal of the tax valuation allowance, was $14.2 million, or $0.30 per diluted share, compared to net income of $15.4 million, or $0.32 per diluted share in fiscal 2010. See the Non-GAAP table below for a complete reconciliation of non-GAAP Adjusted Net Income to GAAP earnings per share.

•

Debt-free and cash positive at January 28, 2012, the Company has full availability of $65.8 million under its credit facility and cash on hand of $10.4 million. Cash on hand increased $6.2 million versus fiscal 2010.

Fiscal 2012 Outlook

For the fiscal year ending February 2, 2013, the Company is projecting, inclusive of the opening of an estimated 35 DestinationXL® (“DXL®”) stores, earnings per share of $0.22 to $0.27, based on the following:

•	Comparable sales increase of 4.7%-6.6%, primarily driven by DXL openings, and total sales of $416.5—$423.9 million.

•	Gross profit margin of 46.8% to 47.2%.

•

SG&A expenses to increase by approximately 2.0-3.0% to an approximate range of $158.5 to $159.5 million on a comparable 52 week basis. As a percentage of sales, total SG&A expenses are expected to improve 30 to 70 basis points.

•

Operating margin is expected to improve by between 20-110 basis points after including depreciation and amortization charges of approximately $15.4 million which includes amortization expense of approximately $1.8 million on the “Casual Male” trademark, which has a remaining estimated useful life of 7 years.

•	Effective tax rate for fiscal 2012 of approximately 41% compared to approximately 10% effective tax rate in fiscal 2011 due to the valuation allowance reversal.

•

Diluted earnings per share, before discontinued operations, of $0.22-$0.27, which is comparable to fiscal 2011 diluted earnings per share of $0.19 after adjusting for the trademark impairment and normalizing the effective tax rate at 41%.

•

Free cash flow (as defined below under Non-GAAP measures) of approximately $10 million, which is based on cash flow from operating activities (GAAP) of approximately $45 million and capital expenditures of approximately $35 million.

David Levin, President and CEO stated, “From a strategic direction, 2011 was a critical year in proving the DXL concept as being the optimal vehicle to service the Company’s marketplace. For the next several years, the Company’s focus will be on completing the transition by accelerating DXL store openings, closing Rochester and CasualMaleXL stores and maximizing its business on DestinationXL.com, all of which we believe will result in significantly enhanced sales, profitability and cash flow.”

DestinationXL

During fiscal 2011, the Company opened twelve DXL stores, bringing the total number of DXL stores to sixteen. Fourteen of these stores are considered “comp stores” and had a combined comparable store sales increase of 9.0% and 12.8% for the fourth quarter and fiscal year 2011, respectively, when compared to the prior year store sales in each market area. The inventory assortment in the DXL store brings all of the Company’s brands together under one roof, which introduces our customer to an expanded selection of merchandise and improves the shopping experience. The size of the DXL stores, which have almost triple the product assortments of Casual MaleXL stores, currently averages 10,000 square feet. Future DXL openings are expected to average 8,500 to 9,000 square feet within a target range of 7,000 to 10,000 square feet depending on the needs of each specific market. The Company expects the average buildout to be in the $60-$75 per square foot range, depending on market size, compared to over $80 per foot for the initial stores.

The Company expects to have 150-175 DXL store locations by the end of fiscal 2015 and management sees the potential for DXL to ultimately reach up to 250 stores. The increase in the potential number of DXL stores by approximately 150 stores is a result of the successful test of the smaller-sized DXL stores in 2011. At the same time, the Company intends to close or replace the majority of its Casual MaleXL stores with DXL stores over the next several years, retaining primarily its outlet stores in the long term, and expects to have approximately 150 CasualMaleXL stores and 6 Rochester Clothing stores by the end of 2015. Because the selling square footage of a DXL store is significantly larger than a Casual Male store, we do not expect a significant decrease in total selling square footage despite the decline in store counts. In fiscal 2012, the Company plans to open 35 new DXL stores and expects to close approximately 70 Casual MaleXL and 2 Rochester Clothing stores.

In the third quarter of fiscal 2011, the Company launched its DestinationXL website. Similar to the store concept, the DestinationXL website combines all of the Company’s existing e-commerce websites into one enhanced website, enabling customers to shop across all of the Company’s brands and product extensions. No longer is a Rochester Clothing or a Casual MaleXL customer limited in his ability to access the Company’s full product assortment.

International Web Stores

Subsequent to year end, the Company decided to discontinue its European Direct business including terminating its contract with GSI Commerce, Inc. (“GSI”), who provides the web store design, order processing, fulfillment and customer call center services for the Company’s European web stores. The Company’s European operations, which will be reflected as discontinued operations in fiscal 2012, have been unprofitable since inception, with net losses of $2.1 million, $2.0 million, and $1.5 million for the years ended January 28, 2012, January 29, 2011, and January 30, 2010, respectively. The Company expects to incur approximately $1.5 million in termination charges in fiscal 2012.

Trademark Impairment

The Company recorded a non-cash impairment charge in the fourth quarter of fiscal 2011 of $23.1 million, or $0.29 per diluted share, associated with the partial write-down of its “Casual Male” trademark. With the success of the DXL store concept, the Company has closed 36 Casual MaleXL stores over the past two years and plans to close an additional 70 stores in fiscal 2012. With an expected 35-40 DXL stores opening each year, the Company expects that approximately 150 Casual MaleXL stores (including outlet stores) will remain open by the end of 2015. With respect to the Casual MaleXL stores, the longer term plan is to operate primarily Casual MaleXL Outlet stores. As a result, the existing carrying value of the “Casual Male” trademark was reduced to its valuation of $6.1 million, which the Company will amortize on an accelerated basis over its remaining useful life of 7 years.

Sales

For the fourth quarter of fiscal 2011, total sales of $111.5 million were flat to the prior year, and comparable sales increased 0.8% as compared to the fourth quarter of fiscal 2010.

For fiscal 2011, total sales increased 1.0% to $397.7 million, and comparable sales increased 2.1% as compared to fiscal 2010. On a comparable basis, sales from our retail business increased 2.4% and sales from our domestic direct businesses increased 1.5%. Contributing to our increased comparable sales of 2.1% was an increase of 12.8% from our 14 comparable DXL stores.

Sales for fiscal 2011 were below plan, primarily due to a 3.1% decline in total store traffic compared to fiscal 2010. While the Company continues to see improvements in its “average retail” metrics, store traffic and an unseasonably mild winter directly affected sales. Sales for the first six months of fiscal 2011 were trending in line with expectations, with a comparable sales increase of 3.5% and store traffic down only 1.5%. However, in the third quarter of fiscal 2011, store traffic was down 5.6% and although it improved slightly in the fourth quarter to a negative 3.7%, total sales for fiscal 2011 were adversely impacted.

Gross Profit Margin

In the fourth quarter of fiscal 2011, gross profit margin decreased 70 basis points to 44.7%. This decrease was comprised of a 60 basis point decrease in merchandise margin, and a 10 basis point increase in occupancy costs. In order to maintain appropriate inventory levels and improve customer traffic in the fourth quarter, the Company increased its promotional activity and reduced pricing on seasonal inventory, which had a negative impact on the gross margin rate through increased markdowns.

For fiscal 2011, gross margin increased 40 basis points as compared to fiscal 2010. The increase of 40 basis points was comprised of a 25 basis point increase in merchandise margin and an improvement of 15 basis points in occupancy costs.

SG&A

On a dollar basis, SG&A expenses decreased 0.9% to $40.7 million in the fourth quarter of fiscal 2011 as compared to last year’s fourth quarter. As a percentage of sales, SG&A expenses declined 30 basis points to 36.5%.

For fiscal 2011, SG&A expenses as a percentage of sales were 38.9% as compared to 38.3% for fiscal 2010. SG&A expenses increased 2.5% as compared to fiscal 2010 to $154.8 million. The increase of $3.8 million, which was slightly favorable to plan, primarily related to increases of approximately $4.0 million in payroll-related expenses, such as modest salary increases, severance payments, reinstatement of the 401K employer match, and increased staffing in our global sourcing and merchandising areas, and $2.3 million related to accruals for anticipated litigation settlements, primarily associated with three California wage and hour class action suits, and legal expense to date. SG&A increases were partially offset by approximately $4.8 million in bonus savings due to the Company’s not achieving its 2011 performance targets.

Interest Expense

Net interest expense for the fourth quarter of fiscal 2011 was flat when compared to the fourth quarter of fiscal 2010.

For fiscal 2011, net interest was $0.6 million as compared to $0.7 million in fiscal 2010. The interest expense for fiscal 2011 primarily relates to unused line fees on the credit facility as a result of having minimal borrowings during fiscal 2011. The Company’s average outstanding borrowings under its credit facility were less than $1.0 million during fiscal 2011 as compared to $5.2 million in fiscal 2010.

Provision for Income Taxes

The income tax provision for the fourth quarter and fiscal year 2011 of $51.1 million and $50.1 million, respectively, includes the reversal of substantially all of its deferred tax valuation allowance, which resulted in a non-recurring tax benefit of $42.5 million, or $0.88 per diluted share.

Cash Flow

Cash flow from operating activities was $23.4 million for fiscal 2011 as compared to $19.0 million for fiscal 2010. Free Cash Flow (as defined below under Non-GAAP Measures) in fiscal 2011 was $5.4 million as compared to $10.0 million in fiscal 2010. The decrease in free cash flow for fiscal 2011 as compared to fiscal 2010 of $4.6 million is due to a $9.0 million increase in capital spending for the Company’s 12 DXL stores, which were opened in fiscal 2011. This capital spending increase was partially offset by increased cash flow from operations of $4.4 million.

Balance Sheet & Liquidity

At January 28, 2012, the Company had cash on hand of $10.4 million and full availability under its credit facility of $65.8 million. The Company’s average borrowings under this facility during fiscal 2011 averaged less than $1.0 million.

The Company spent $18.0 million in capital expenditures during fiscal 2011, primarily related to its new DXL stores and e-commerce site, which were funded completely from cash generated from operations.

Inventories at the end of fiscal 2011 increased 12.2% to $104.2 million as compared to $92.9 million at the end of fiscal 2010. The increase of $11.3 million is primarily due to cost increases during the year, and to higher in-transit inventory levels from a year ago. Excluding in-transit inventory levels, the Company’s unit inventories increased approximately 1% from year ago levels. The increase in in-transit inventory was due to a shift in our merchandise receipts to receive selected Spring merchandise earlier, especially imports, to avoid out-of-stock positions and delays to our stores.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion refers to non-GAAP adjusted net income and related non-GAAP diluted earnings per share (“non-GAAP” or “adjusted”). These measures should not be considered superior to or as a substitute for net income or diluted earnings per share derived in accordance with GAAP. The Company believes that these non-GAAP measures are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. The Company believes the inclusion of these non-GAAP measures enhance an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between different periods in different years.

The above discussion also refers to free cash flow, which also is a non-GAAP measure. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, "free cash flows" presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.

Below are tables showing the reconciliation of all GAAP measures to non-GAAP measures.

Conference Call

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its fiscal 2011 earnings results. The conference call will broadcast live today, Thursday, March 15, 2012 at 9:00 a.m. Eastern Time and can be accessed at http://investor.casualmale.com. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with operations throughout the United States, Canada and Europe, operates 419 Casual Male XL retail and outlet stores, 16 Destination XL stores, 14 Rochester Clothing stores, and direct-to-consumer businesses which include several catalogs and e-commerce sites, including www.destinationxl.com. The Company offers product assortments in big sizes XL-7XL, tall sizes LT-6XLT and waist sizes 38-66. In addition, the Company carries a complete line of men’s footwear, ranging in sizes from 10 to 18. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "CMRG."

Certain information contained in this press release, including the Company's expectations regarding operating results for fiscal 2012 as well as the Company’s expectations regarding store openings and closings during fiscal 2012, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2011, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

GAAP TO NON-GAAP NET INCOME AND EPS RECONCILIATION

	For the three months		For the twelve months
	ended January 28, 2012		ended January 28, 2012
	Net Income	EPS, on a diluted basis	Net income	EPS, on a diluted basis
(in thousands, except per share data)
Net income, on a GAAP basis	$33,492	$0.70	$42,663	$0.89

Add back:
Provision for trademark impairment	13,982	$0.29	13,982	$0.29
($23.1 million less $9.1 million deferred tax benefit)

Deduct:
Non-Recurring Reversal of Valuation Allowance	(42,451)	$(0.88)	(42,451)	$(0.88)

Adjusted net income, on a Non-GAAP basis	$5,023	$0.10	$14,194	$0.30

Weighted average number of common shares outstanding on a diluted basis		48,131		48,044

CASUAL MALE RETAIL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

(in thousands)	Fiscal 2011	Fiscal 2010	Projected Fiscal 2012
Cash flow from operating activities (GAAP)	$23,426	$19,022	$45,000

Cash flow from operations before change in operating assets and liabilities	$26,360	$30,165
Change in operating assets and liabilities	(2,934)	(11,143)

Cash flow from operating activities (GAAP)	$23,426	$19,022	$45,000
Less: Capital expenditures	(18,038)	(9,031)	$(35,000)
Less: Store acquisitions, if applicable	—	—

Free Cash Flow (non-GAAP)	$5,388	$9,991	$10,000

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the year ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Sales	$111,491	$111,471	$397,655	$393,642
Cost of goods sold including occupancy	61,636	60,855	213,828	213,215

Gross profit	49,855	50,616	183,827	180,427

Expenses:
Selling, general and administrative	40,682	41,069	154,773	150,933
Provision for trademark impairment	23,110	—	23,110	—
Depreciation and amortization	3,511	3,398	12,551	13,245

Total expenses	67,303	44,467	190,434	164,178

Operating income	(17,448)	6,149	(6,607)	16,249

Other income (expense), net	—	—	(252)	531
Interest expense, net	(172)	(204)	(556)	(689)

Income before income taxes	(17,620)	5,945	(7,415)	16,091

Provision (benefit) for income taxes	(51,112)	613	(50,078)	720

Net income	$33,492	$5,332	$42,663	$15,371

Net income per share—basic	$0.70	$0.11	$0.90	$0.33
Net income per share—diluted	$0.70	$0.11	$0.89	$0.32

Weighted-average number of common shares outstanding:
Basic	47,543	47,101	47,424	46,946
Diluted	48,131	47,870	48,044	47,565

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

January 28, 2012 and January 29, 2011

(In thousands)

	January 28,	January 29,
	2012	2011
ASSETS

Cash and cash equivalents	$10,353	$4,114
Inventories	104,167	92,889
Other current assets	12,452	12,503
Property and equipment, net	45,933	39,051
Goodwill and other intangibles	8,654	32,262
Deferred tax assets	50,370	—
Other assets	1,792	1,794

Total assets	$233,721	$182,613

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$58,847	$47,762
Deferred taxes	—	1,538
Deferred gain on sale-leaseback	20,516	21,981
Stockholders’ equity	154,358	111,332

Total liabilities and stockholders’ equity	$233,721	$182,613